Exhibit 4.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT IMMUNOCORE TREATS AS PRIVATE OR CONFIDENTIAL.

October 8, 2021

Immunocore Limited
92 Park Drive
Milton Park
Abingdon
Oxon
OX14 4RY
United Kingdom

Attn: Dr.Bahija Jallal, CEO

Dear Dr. Jallal:

Reference is made to that certain Collaboration and Licence Agreement between Immunocore Limited (“Immunocore”) and GlaxoSmithKline Intellectual Property Development Limited (“GSK”) dated June 29, 2013, as amended from time to time (the “Agreement”). Terms not defined in this letter have the meanings ascribed to them in the Agreement.

Following from discussions internally at GSK, GSK has decided to terminate the Agreement in its entirety pursuant to Section 13.2(a). Termination of the Agreement will be effective 90 Business Days from the date of this notice. We will be in touch shortly to discuss next steps and which of the provisions of Section 13.6, if any, are applicable to the remaining Collaboration Program directed to [***].

GlaxoSmithKline Intellectual Property Development Limited

Sincerely,

/s/ John Sadler	/s/ Claire MacLeod
Mr J Sadler	Mrs C MacLeod
Authorised Signatory For and on behalf of Glaxo Group Limited Corporate Director	Authorised Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT IMMUNOCORE TREATS AS PRIVATE OR CONFIDENTIAL.